Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to Registration Statement (Form F-1) of Hebron Technology Co., Ltd of our report dated March 15, 2016, except for Notes 2 and 15, as to which the date is April 29, 2016, relating to the consolidated financial statements of Hebron Technology Co., Ltd for the years ended December 31, 2015 and 2014, which appear in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

April 29, 2016